Exhibit 99.1

Perot Systems Corporation
2300 West Plano Parkway
Plano, TX 75075
972.577.0000
www.perotsystems.com

Investor Contact	Media Contact
Perot Systems Corporation	Perot Systems Corporation
John Lyon	Joe McNamara
phone: (972) 577-6132	phone: (972) 577-6165
fax: (972) 577-6790	fax: (972) 577-4484
John.Lyon@ps.net	Joe.McNamara@ps.net
Perot Systems Announces Fourth Quarter 2006 Financial Results
Plano, TX — February 6, 2007 — Perot Systems Corporation (NYSE: PER) today announced financial results for the fourth quarter of 2006. For the quarter:
•	Revenue was $601.0 million, an increase of $74.3 million, or 14%, year-to-year over fourth quarter 2005 revenue of $526.7 million, and includes $12.2 million of revenue growth, equal to two percentage points, from the first quarter 2006 acquisition of eServ, LLC.
•	Earnings per share (diluted) for the fourth quarter of 2006 was $.26. As discussed in the accompanying financial statement notes, Perot Systems fourth quarter effective tax rate was lower than expected, resulting in a benefit to fourth quarter earnings of approximately $.02 per share.
•	New contract signings totaled $464.1 million for the quarter, bringing the total value of new contracts signed during 2006 to $2.7 billion.
•	Operating Cash Flow and Capital Expenditures for the fourth quarter of 2006 totaled $102.1 million and $38.7 million, respectively. Operating Cash Flow and Capital Expenditures for full year 2006 were $213.2 million and $93.5 million, respectively. As of December 31, 2006, Cash and Cash Equivalents and Short-term Investments were $249.6 million and $132.5 million, respectively.
For the first quarter of 2007, Perot Systems expects:
•	Revenue to range from $590 million to $605 million, with this range including approximately $40 million of revenue from the acquisition of QSS Group, Inc. (QSS), which Perot Systems closed on January 30, 2007.
•	Earnings per share (diluted) to range from $.17 to $.20 with this range including approximately $.01 per share of dilution from the acquisition of QSS.

Perot Systems 4Q 2006 Financial Results	Page 2 of 8
“We ended 2006 on a strong note, marking an end to a very good year for Perot Systems,” said Peter Altabef, president and CEO of Perot Systems. “We are proud of our global team’s accomplishments in 2006. With an outstanding year of new sales and existing contract extensions, we grew our backlog by 35%. We achieved the highest annual revenue in our history. We also continued to invest in our business. Perot Systems expanded operations to Mexico, the Philippines and China, while also expanding to a fourth city within India. We initiated the construction of two new technology centers in the United States. We also continued to acquire, adding engineering services to our business mix and strengthening our Government Services business. With these accomplishments and a strong market position, we enter 2007 well positioned for continued success.”
Perot Systems Corporation
Revenue by Line of Business
For the Three Months Ended December 31, 2006
(Millions of USD)
Unaudited

		Year-to-Year
Line of Business	Revenue	Growth

Industry Solutions 1) 2)	$477.8	18%
Government Services	70.4	(4%)
Consulting & Apps. Solutions, gross 1) 3)	67.2	10%
Inter-segment Eliminations 3)	(14.4)	23%

Total	$601.0	14%

1.	Revenue from UBS for the fourth quarter of 2006 was $80.3 million, or 13% of consolidated revenue, an increase of 6% year-to-year. Revenue from the UBS outsourcing contract reported within the Industry Solutions line of business was $67.8 million for the fourth quarter of 2006, an increase of 4% year-to-year. This outsourcing contract expired on January 1, 2007 at the end of its term. Revenue from UBS reported within the Consulting and Applications Solutions line of business was $12.5 million for the fourth quarter of 2006, an increase of 25% year-to-year. We do not expect significant changes in the services we provide to UBS through our Consulting and Applications Solutions line of business as a result of the end of the outsourcing contract.

Perot Systems 4Q 2006 Financial Results	Page 3 of 8
2.	Revenue for the Industry Solutions line of business includes $12.2 million of revenue growth related to the acquisition of eServ, LLC in the first quarter of 2006.
3.	Gross revenue measures all services provided by Consulting and Applications Solutions, both direct-to-market and through our other lines of business. Inter-segment eliminations relate to the revenue recognized through the Industry Solutions line of business. Net revenue represents only direct-to-market revenue for Consulting and Applications Solutions. Net revenue for Consulting and Applications Solutions was $52.8 million, an increase of 7% year-to-year.
Trend Information and Business Outlook
The information contained within the following section and the accompanying footnotes to the financial statements are important to understanding current and future performance. Some of the statements included in this press release involve projections of Perot Systems’ future financial performance. These statements, which are based on current expectations, are forward-looking, and actual results may differ materially. In formulating these projections, we have considered recent and potential sales, acquisitions, current market conditions and long-term opportunities and risks, with these factors being subject to risks and uncertainties, including those described within this press release.
On January 30, 2007, Perot Systems completed the acquisition of QSS. For the first quarter of 2007, Perot Systems expects QSS to contribute approximately $40 million of revenue, but this acquisition will be dilutive to earnings per share by approximately $.01 per share. The dilution is primarily attributable to acquisition-related intangible asset amortization and transition expenses. Including the effect of QSS, Perot Systems expects first quarter 2007:
•	Revenue to range from $590 million to $605 million
•	Earnings per share (diluted) to range from $.17 to $.20
Conference Call
Perot Systems will hold a conference call to review fourth quarter 2006 results of operations on February 6, 2007 at 10:15 a.m. EST. Parties interested in participating may join the conference call via the Internet at www.perotsystems.com. Additionally, Perot Systems has published a downloadable summary of its fourth quarter 2006 financial results at www.perotsystems.com.

Perot Systems 4Q 2006 Financial Results	Page 4 of 8
Perot Systems Corporation
Condensed Consolidated Income Statements
For the Three Months Ended December 31, 2005 and 2006
(Millions of USD, except per share amounts)
Unaudited

	Three Months Ended December 31
	2005 1)	2006	% Change

Revenue	$526.7	$601.0	14%
Direct cost of services	423.9	485.1	14%

Gross profit	102.8	115.9	13%
Selling, general & admin	63.0	72.4	15%

Operating income	39.8	43.5	9%
Other income (expense), net	2.1	(0.1)	n/m
Interest income, net	0.8	1.7	n/m

Income before taxes	42.7	45.1	6%
Provision for income taxes 2)	16.1	13.7	(15%)

Net income	$26.6	$31.4	18%

Earnings per share (diluted) data:
Earnings per share (diluted)	$.22	$.26	18%
Shares outstanding (diluted)	121.7	122.9	1%

Perot Systems 4Q 2006 Financial Results	Page 5 of 8
Perot Systems Corporation
Revenue Summary
For the Three Months Ended December 31, 2006
(Millions of USD)
Unaudited

		% Pts. of
	Revenue	Growth

4Q 2005	$526.7	—
Growth Related to:
Commercial accounts	37.3	7.1
New contracts	23.9	4.5
Acquisition	12.2	2.3

Industry Solutions	73.4	13.9

Government Services	(2.6)	(0.5)

Consulting and Apps. Sol.	3.5	0.7

4Q 2006	$601.0	14.1

		Year-to-
		Year	% of
	Revenue	Growth	Total

Healthcare	$295.1	21%	49%
Commercial Solutions & Other 3)	182.7	14%	30%

Industry Solutions	477.8	18%	79%

Government Services	70.4	(4%)	12%

Consulting and Applications Solutions, gross	67.2	10%	11%
Inter-segment eliminations	(14.4)	23%	(2%)

Consulting and Apps. Sol.	52.8	7%	9%

Total	$601.0	14%	100%

Perot Systems 4Q 2006 Financial Results	Page 6 of 8
Perot Systems Corporation
Condensed Consolidated Balance Sheets
As of December 31, 2005 and 2006
(Millions of USD)
Unaudited

	As of	As of
	12/31/2005	12/31/2006	% Change

Cash and cash equivalents	$259.6	$249.6	(4%)

Short-term investments	—	132.5	—

Accounts receivable, net	277.8	338.4	22%

Prepaid expenses and other	66.0	62.0	(6%)

Total current assets	603.4	782.5	30%

Property, equip. & software, net	180.0	219.9	22%

Goodwill	443.4	462.8	4%

Other non-current assets	143.8	115.6	(20%)

Total assets	$1,370.6	$1,580.8	15%

Current liabilities	$259.6	$300.7	16%

Long-term liabilities	150.5	175.5	17%

Stockholders’ equity	960.5	1,104.6	15%

Total liabilities & stockholders’ equity	$1,370.6	$1,580.8	15%

Perot Systems 4Q 2006 Financial Results	Page 7 of 8
Perot Systems Corporation
Condensed Consolidated Statements of Cash Flows
For the Three Months Ended December 31, 2005 and 2006
(Millions of USD)
Unaudited

	Three Months Ended
	12/31/2005	12/31/2006

Net income	$26.6	$31.4
Depreciation and amortization	17.2	21.3
Changes in assets and liabilities (net of effects from acquisitions of businesses) and other non-cash items	21.9	49.4

Net cash provided by operating activities	65.7	102.1

Purchases of property, equipment & software	(16.3)	(38.7)
Purchases of short-term investments, net	—	(28.0)
Other investing, net	(4.4)	(0.1)

Net cash used in investing activities	(20.7)	(66.8)

Proceeds from issuance of common stock	6.3	9.7
Repurchases of common stock	(21.6)	—
Other financing activities	—	4.1

Net cash (used in) provided by financing activities	(15.3)	13.8

Effect of exchange rate changes on cash	(0.9)	3.4

Net cash flow	$28.8	$52.5

Perot Systems 4Q 2006 Financial Results	Page 8 of 8
Financial Statement Notes
1)	Effective January 1, 2006, Perot Systems adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (FAS 123R). On a pro forma basis assuming FAS 123R was in effect for 2005, Perot Systems would have incurred additional stock compensation expense of $23.7 million, or $.12 per share, for the fourth quarter of 2005, which would have reduced quarterly earnings per share (diluted) to $.10.

Included in this pro forma expense for the fourth quarter is $18.5 million of expense resulting from an exchange of certain unvested stock options for fully vested replacement options to purchase 90% of the original number of shares of Perot Systems Class A common stock. The stock options that were eligible to be exchanged were only those options to purchase shares of our Class A common stock at $25.00 per share that were scheduled to vest in March 2010.

2)	For the fourth quarter of 2006, Perot Systems effective tax rate was approximately five percentage points lower than expected for the quarter, resulting primarily from increased project work and a long-term contract signed in the second half of 2006 that increased profit for the fourth quarter of 2006 in several of our foreign operations. In addition, the effective tax rate for the fourth quarter of 2006 was approximately seven percentage points lower than the rate in the fourth quarter of 2005. This reduction is primarily related to a greater impact from foreign operations and the impact in 2006 of tax-exempt investments.

3)	Growth for Commercial Solutions includes $12.2 million of revenue from the acquisition of eServ, LLC.
About Perot Systems
Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems reported 2006 revenue of $2.3 billion. The company has more than 21,000 associates located in North America, Europe, and Asia. Additional information on Perot Systems is available at http://www.perotsystems.com.
This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. For factors that could affect our business and cause actual results to differ materially, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the U.S. Securities and Exchange Commission and available at www.sec.gov, for additional information regarding risk factors. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.
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